Exhibit 99.1



FOR IMMEDIATE RELEASE: FLORIDA DISTRIBITUTION
Care Concepts I, iBidAmerica Complete Merger

Pompano Beach, FL - December 16, 2002 - Care Concepts I, Inc. (OTCBB: CCON), announced today that it has completed its merger with iBidAmerica, Inc., which has become a wholly-owned subsidiary of Care.

All of IBID's common stock has been converted into12,080,827 shares of Care common stock. In addition, the outstanding preferred stock of IBID has been converted into an equivalent number of preferred stock shares in Care, with like preferences. Pursuant to the terms of the Agreement, former officers and directors of Care have resigned and have been replaced by IBID officers and directors Steve Markley, Chief Executive Officer and Director; C. Gary Spaniak, President and Director; and Steve Robinson, Director.

"We believe we have facilitated the business plans of both companies by consummating this merger," Mr. Markley said. "Our intent has been to add to IBID stockholders' value by trading publicly, and Care's management has been seeking a suitable acquisition candidate.
This is a win-win situation."

Care's new subsidiary, IBID, a Florida corporation, is an International Advertising and Marketing Sales Promotion Company. The company's marketing program showcases local and national businesses on its internet website www.ibidusa.com. Products and services are featured in an auction format starting with an opening bid of about 30% percent of the retail value. Many of the auctions benefit local and national charitable organizations. IBID is active in South and Central Florida, while currently implementing its expansion into other metropolitan markets. Its executive offices are located in Pompano Beach, Florida.



Contact Information

Steve Markley, 954-786-2510



NOTE: This press release for Care Concepts I, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Act of 1934, regarding events, conditions and financial trends that may affect the Company's operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from expectations, which are subject to various risks and uncertainties as listed in Care Concepts I SEC filings. The forward-looking statements made herein are based on information presently available to the management of the Company. The Company assumes no obligation to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.